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                                                                     Exhibit 5.1

COOLEY GODWARD LLP


April 24, 1998

America West Holdings Corporation
51 W. Third Street
Tempe, AZ  85281
COOLEY GODWARD LLP


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by America West Holdings Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the resale of up to 100,000 shares of the Company's Class B Common Stock (the "Common Stock") to be sold by the America West Community Foundation (the "Foundation").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, the Company's Certificate of Incorporation and By-laws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and
(ii) assumed that the Common Stock will be sold by the Foundation in the manner described in the Registration Statement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Samuel M. Livermore
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Samuel M. Livermore

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